Exhibit 4.10

CERTIFICATE OF ELIMINATION
OF
CONVERTIBLE PREFERRED STOCK, SERIES A
OF
NAPRO BIOTHERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

        NaPro BioTherapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions respecting the Corporation's Convertible Preferred Stock, Series A, were duly adopted by the Corporation's board of directors:

  RESOLVED, that no shares of the Corporation's Convertible Preferred Stock, Series A are outstanding and that no shares of the Convertible Preferred Stock, Series A will be issued subject to the certificate of designations previously filed with respect to the Convertible Preferred Stock, Series A; and

  RESOLVED FURTHER, that the appropriate officers of the Corporation, and each of them with full authority to act without the others, are authorized and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of designations with respect to the Convertible Preferred Stock, Series A.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 25th day of August, 2003.

NAPRO BIOTHERAPEUTICS, INC.
By:	/s/ KAI LARSON Kai Larson Vice President, General Counsel and Assistant Secretary